Exhibit 99.1

Clearwater Paper Reports Third Quarter 2013 Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 23, 2013--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter of 2013.

The company reported net sales of $487.8 million for the third quarter of 2013, compared to net sales of $480.2 million for the third quarter of 2012. Net earnings prepared in conformity with generally accepted accounting principles, or GAAP, for the third quarter of 2013 were $13.3 million, or $0.60 per diluted share, impacted significantly by $17.5 million of planned major maintenance costs in the quarter, compared to net earnings of $19.1 million, or $0.80 per diluted share, for the third quarter of 2012. The 2013 third quarter GAAP net earnings included a $6.9 million non-core operating net benefit comprised of $0.2 million of after-tax expense associated with the mark-to-market impact of directors’ equity-based compensation, $1.1 million of after-tax expense associated with the announced closing of the company’s Thomaston, Ga., converting and distribution facility, a $4.7 million benefit from the release of reserves for uncertain tax positions relating to state tax credits and a $3.5 million benefit resulting from additional Cellulosic Biofuel Producer Credits, or CBPC, claimed and agreed upon as part of our ongoing IRS audit. Excluding those items, third quarter 2013 adjusted net earnings were $6.4 million, or $0.29 per diluted share, compared to third quarter 2012 adjusted net earnings of $21.1 million, or $0.89 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $41.0 million for the third quarter of 2013. Adjusted EBITDA of $43.1 million was down 29.1% compared to third quarter 2012 Adjusted EBITDA of $60.8 million. The decrease in EBITDA and Adjusted EBITDA was due primarily to $17.5 million of planned major maintenance costs.

"Our pulp and paperboard segment continues to report excellent results with strong pricing and its second biggest shipment quarter ever, while our consumer products business experienced increased price competition from both brands and private label during the quarter," said president and chief executive officer Linda Massman. "Despite the heightened competition, our TAD sales are progressing and we believe we will achieve our TAD expansion goals."

During the third quarter, the company completed its $50 million accelerated stock buyback program (“ASB Program”), which was part of the company’s previously announced $100 million share buyback program. Under the ASB Program, 212,896 incremental shares were delivered to the company in the third quarter of 2013, for a total of approximately 1.04 million shares at an average cost of $48.10 per share. The company also separately repurchased an additional 327,315 shares of common stock in the third quarter through open market transactions at a total cost of $15.8 million, or $48.27 per share. Since announcing the $100 million buyback program in January 2013, the company has repurchased approximately 1.6 million shares for $75.8 million through September 30, 2013, and expects to use the remaining $24.2 million balance of the program by the end of October 2013.

THIRD QUARTER 2013 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $292.9 million for the third quarter of 2013, consistent with third quarter 2012 net sales of $293.0 million. GAAP operating income decreased to $13.4 million from $18.5 million in the prior year period, driven by transition costs of $2.2 million associated with the company’s TAD expansion and $1.7 million of expenses related to the announced closure of the company’s Thomaston facility, as well as higher energy and packaging costs and increased depreciation year over year.

  Total tissue sales volumes of 133,649 tons in the third quarter of 2013 were down 3.7% compared to the third quarter of 2012. Converted product cases shipped increased 1.7% compared to the third quarter of 2012.
  Average net selling prices increased 3.9% to $2,192 per ton in the third quarter of 2013, compared to the third quarter of 2012, due to increased TAD sales, improved mix and parent roll price increases.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $194.9 million for the third quarter of 2013, up 4.1% compared to third quarter 2012 net sales of $187.3 million. The increase was primarily due to higher paperboard volumes driven by strong market backlogs and higher pricing in the third quarter of 2013 compared to the third quarter of 2012. GAAP operating income for the quarter decreased $18.1 million to $16.3 million, compared to $34.4 million for the third quarter of 2012, primarily due to $17.5 million of costs related to the company’s planned major maintenance at its Lewiston paperboard facility, as well as higher energy and operating expenses.

  Paperboard sales volumes increased 2.2% to 199,408 tons in the third quarter of 2013, compared to 195,097 tons in the third quarter of 2012.
  Paperboard net selling prices increased 2.6% to $973 per ton compared to the third quarter of 2012 as a result of announced price increases.

Taxes

The company’s GAAP tax rate for the third quarter was a benefit of 63.7% compared to an expense of 40.2% in the third quarter of 2012. Adjusting for the CBPC tax credit conversion and the released reserves, the third quarter 2013 tax rate was approximately 37%. The company expects its annual GAAP and adjusted tax rates to be approximately 1% and 39%, respectively, for 2013.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the third quarters of 2013 and 2012, including EBITDA, Adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share excluding special items. These amounts are not in accordance with GAAP, and accordingly reconciliations to net earnings and net earnings per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, October 23, 2013 at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1:05 p.m. Pacific time (4:05 p.m. Eastern time). The webcast will be audio only. The company recommends that investors download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website at www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the amount and timing of the company’s TAD tissue sales, price competition, Adjusted EBITDA target for 2014, the expected completion of the company’s $100 million common stock repurchase program, and the company’s GAAP and adjusted tax rates for 2013. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, customer acceptance and timing of purchases of the company’s new TAD products and capacity; competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; manufacturing or operating disruptions, including equipment malfunction and damage to the company’s manufacturing facilities; difficulties with the optimization and realization of the benefits expected from the company’s new TAD paper machine and converting lines at North Carolina; the loss of business from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; changes in customer product preferences and competitors' product offerings; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; cyclical industry conditions; reliance on a limited number of third-party suppliers for raw materials; labor disruptions; inability to successfully implement the company’s expansion strategies; limitations on stock repurchases pursuant to Rule 10b-18 under the Securities Exchange Act of 1934; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
Net sales	$487,845	100%	$480,233	100%	$1,419,671	100%	$1,411,603	100%
Costs and expenses:
Cost of sales	(441,237)	90%	(409,822)	85%	(1,269,967)	89%	(1,211,444)	86%
Selling, general and administrative expenses	(27,766)	6%	(30,649)	6%	(88,665)	6%	(90,252)	6%
Total operating costs and expenses	(469,003)	96%	(440,471)	92%	(1,358,632)	96%	(1,301,696)	92%
Income from operations	18,842	4%	39,762	8%	61,039	4%	109,907	8%
Interest expense, net	(10,708)	2%	(7,900)	2%	(32,784)	2%	(26,775)	2%
Debt retirement costs	-	-	-	-	(17,058)	1%	-	-
Earnings before income taxes	8,134	2%	31,862	7%	11,197	1%	83,132	6%
Income tax benefit (provision)	5,183	1%	(12,798)	3%	12,896	1%	(38,853)	3%
Net earnings	$13,317	3%	$19,064	4%	$24,093	2%	$44,279	3%
Net earnings per common share:
Basic	$0.60		$0.82		$1.08		$1.90
Diluted	0.60		0.80		1.07		1.87
Average shares outstanding (in thousands):
Basic	22,027		23,361		22,389		23,337
Diluted	22,228		23,700		22,565		23,645

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash	$20,929	$12,579
Restricted cash	1,500	-
Short-term investments	89,000	20,000
Receivables, net	168,519	154,143
Taxes receivable	8,380	20,828
Inventories	253,440	231,466
Deferred tax assets	28,356	17,136
Prepaid expenses	8,210	12,314
Total current assets	578,334	468,466
Property, plant and equipment, net	872,762	877,377
Goodwill	229,533	229,533
Intangible assets, net	42,467	47,753
Other assets, net	10,255	10,327
TOTAL ASSETS	$1,733,351	$1,633,456

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$204,081	$165,596
Current liability for pensions and other postretirement employee benefits	9,137	9,137
Total current liabilities	213,218	174,733
Long-term debt	650,000	523,933
Liability for pensions and other postretirement employee benefits	187,410	204,163
Other long-term obligations	51,021	50,910
Accrued taxes	68,164	78,699
Deferred tax liabilities	66,253	60,124
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	605,789	656,587
Accumulated other comprehensive loss, net of tax	(108,504)	(115,693)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,733,351	$1,633,456

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$24,093	$44,279
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	67,584	58,477
Deferred tax (benefit) provision	(9,678)	13,257
Equity-based compensation expense	7,758	7,681
Employee benefit plans	7,801	6,697
Deferred issuance costs and discounts on long-term debt	4,490	1,508
Disposal of plant and equipment, net	35	1,501
Changes in working capital, net	47	51,434
Changes in taxes receivable, net	12,448	(1,918)
Excess tax benefits from equity-based payment arrangements	-	(9,193)
Changes in non-current accrued taxes, net	(10,535)	4,161
Funding of qualified pension plans	(12,611)	(17,625)
Other, net	108	324
Net cash provided by operating activities	91,540	160,583

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	(69,000)	18,001
Additions to plant and equipment	(54,400)	(155,365)
Proceeds from sale of assets	-	1,035
Net cash used for investing activities	(123,400)	(136,329)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	275,000	-
Repayment of long-term debt	(150,000)	-
Purchase of treasury stock	(75,783)	(9,355)
Payments for long-term debt issuance costs	(4,834)	(2)
Payment of tax withholdings on equity-based payment arrangements	(4,173)	(12,965)
Excess tax benefits from equity-based payment arrangements	-	9,193
Net cash provided by (used for) financing activities	40,210	(13,129)
Increase in cash	8,350	11,125
Cash at beginning of period	12,579	8,439
Cash at end of period	$20,929	$19,564

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
Segment net sales:
Consumer Products	$292,935	60%	$292,959	61%	$867,545	61%	$853,911	60%
Pulp and Paperboard	194,910	40%	187,274	39%	552,126	39%	557,692	40%
Total segment net sales	$487,845	100%	$480,233	100%	$1,419,671	100%	$1,411,603	100%

Operating income:
Consumer Products	$13,445	71%	$18,453	46%	$38,384	63%	$70,420	64%
Pulp and Paperboard	16,289	86%	34,449	87%	58,614	96%	78,108	71%
	29,734		52,902		96,998		148,528
Corporate	(10,892)	58%	(13,140)	33%	(35,959)	59%	(38,621)	35%
Income from operations	$18,842	100%	$39,762	100%	$61,039	100%	$109,907	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net earnings	$13,317	$19,064	$24,093	$44,279
Add back:
Interest expense, net[1]	10,708	7,900	49,842	26,775
Income tax (benefit) provision	(5,183)	12,798	(12,896)	38,853
Depreciation and amortization expense	22,180	19,199	67,584	58,477
EBITDA[2]	$41,022	$58,961	$128,623	$168,384

Directors' equity-based compensation expense	361	1,801	2,692	1,706
Costs associated with announced Thomaston facility closure	1,717	-	2,913	-
Expenses associated with Metso litigation	-	-	-	1,948
Loss on sale of foam assets	-	-	-	1,014
Adjusted EBITDA[3]	$43,100	$60,762	$134,228	$173,052

[1]	Interest expense, net for the nine months ended September 30, 2013 includes debt retirement costs of $17.1 million.

[2]	EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[3]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

GAAP net earnings	$13,317	$19,064	$24,093	$44,279
Special items, after-tax[1]:
Loss on sale of foam assets	-	-	-	658
Expenses associated with Metso litigation	-	-	-	1,269
Debt retirement costs	-	-	10,781	-
Directors' equity-based compensation expense	221	1,018	1,709	954
Costs associated with announced Thomaston facility closure	1,052	-	1,795	-
Discrete tax items related to release of uncertain tax positions	(4,659)	-	(4,659)	-
Discrete tax items related to AFMTC/CBPC credit conversions	(3,495)	1,008	(13,261)	6,704
Adjusted net earnings[2]	$6,436	$21,090	$20,458	$53,864

GAAP net earnings per diluted share	$0.60	$0.80	$1.07	$1.87
Special items, after-tax[1]:
Loss on sale of foam assets	-	-	-	0.03
Expenses associated with Metso litigation	-	-	-	0.05
Debt retirement costs	-	-	0.48	-
Directors' equity-based compensation expense	0.01	0.04	0.08	0.04
Costs associated with announced Thomaston facility closure	0.05	-	0.08	-
Discrete tax items related to release of uncertain tax positions	(0.21)	-	(0.21)	-
Discrete tax items related to AFMTC/CBPC credit conversions	(0.16)	0.04	(0.59)	0.29
Adjusted net earnings per diluted share[2]	$0.29	$0.89	$0.91	$2.28

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.

[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
News media:
Clearwater Paper Corporation
Matt Van Vleet, 509-344-5912
or
John Hertz (CFO), 509-344-5905
or
Investors:
IR Sense
Sean Butson, 509-344-5906